EXHIBIT 4.3

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, ALL AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

UNSECURED TERM PROMISSORY NOTE

$______________	Dated: ____________

For Value Received, Spectre Gaming, Inc., a Minnesota corporation (the “Maker”), with its primary offices located at 14200 23rd Avenue N., Minneapolis, Minnesota 55447, promises to pay to the order of _____________________________ or its registered assigns (the “Payee”), upon the terms set forth below, the principal sum of _____________________ AND NO/100 DOLLARS ($________________), plus interest on the unpaid principal sum outstanding at the per annum rate equal to fifty-five percent (55%). This Note is not secured by any security interest in any of the Company’s assets and the Company has and shall have no obligation to provide Payee with any collateral to secure repayment of the loan evidenced by this Note.

1.	Payments.

(a)
Subject to Section 14 below, the full amount of principal and accrued interest under this Note, net of interest paid in advance pursuant to paragraph (d) below, shall be due on the one-year anniversary of the date of this Note, as first set forth above (the “Maturity Date”), unless due earlier in accordance with the terms of this Note.

(b)
Maker may prepay the principal sum and interest under this Note in whole or in part until the Maturity Date or such earlier time as the principal sum and interest become due in accordance with the terms of this Note. In the event of any prepayment, the Maker will not be entitled to recover any advance payments of interest made pursuant to paragraph (d) below.

(c)
Any payments of principal under and pursuant to this Note shall be made in cash, by either check or wire transfer of immediately available funds to the Payee pursuant to written instructions from the Payee.

(d)
Payments of interest on this Note shall be made in shares of the Maker’s common stock, $0.01 par value per share, at the valuation rate of $1.10 per share (the “Conversion Price”), subject to adjustment as set forth in Section 3 below. Payment of one year of interest on this Note shall be made in advance by issuance of an appropriate number of shares of common stock to the Payee on or prior to ___________, 2007. In the event of a downward adjustment to the Conversion Price subsequent to the issuance of shares of common stock as advance interest payments hereunder, additional shares of common stock will be due and payable at the Maturity Date.

2.	Events of Default.

(a)
“Event of Default,” wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)	any default in the payment of the principal of, or the interest on, this Note, as and when the same shall become due and payable;

(ii)
Maker shall fail to observe or perform any obligation or shall breach any material term or provision of this Note and such failure or breach shall not have been remedied within ten days after the date on which notice of such failure or breach shall have been delivered;

(iii)
Maker shall fail to observe or perform any of its obligations owed to Payee or any other material covenant, agreement, representation or warranty contained in, or otherwise commit any material breach under that certain Purchase Agreement by and between the Maker and Payee, dated as of ____________ (the “Purchase Agreement”); or

(iv)
Maker shall commence, or there shall be commenced against Maker a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Maker, or there is commenced against Maker any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or Maker is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Maker suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or Maker makes a general assignment for the benefit of creditors; or Maker shall fail to pay, or shall state in writing that it is unable to pay its debts generally as they become due.

(b)
If any Event of Default occurs, then, subject to Section 14 below, the full principal amount of this Note, together with all accrued interest thereon, shall at the Payee’s election become immediately due and payable in the manner described in Section 1 above. The Payee need not provide and Maker hereby waives any presentment, demand, protest or other notice of any kind, and the Payee may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Payee at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

3.	Adjustments to Conversion Price. The Conversion Price is subject to adjustment as provided in this Section 3.

(a)
The Conversion Price shall be adjusted from time to time such that in case the Company shall hereafter (i) subdivide its then-outstanding shares of common stock into a greater number of shares, or (ii) combine outstanding shares of common stock, by reclassification or otherwise. In any such event, the Conversion Price in effect immediately prior to such event shall (until adjusted again pursuant hereto) be adjusted immediately after such event to a price (calculated to the nearest full cent) determined by dividing (A) the number of shares of common stock outstanding immediately prior to such event, multiplied by the then-existing Conversion Price, by (B) the total number of shares of common stock outstanding immediately after such event, and the resulting quotient shall be the adjusted Conversion Price per share. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of any subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this paragraph, the Payee shall become entitled to receive shares of two or more classes of capital stock or shares of common stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of common stock and other capital stock. All calculations under this paragraph shall be made to the nearest cent. In the event that at any time as a result of an adjustment made pursuant to this paragraph, the Payee shall become entitled to receive any shares of the Company other than shares of common stock, thereafter the Conversion Price of such other shares so receivable upon payment of interest hereunder shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to common stock contained in this paragraph.

(b)
Upon any adjustment of the Conversion Price pursuant to Section 3(a) above, the Company shall within ten days after the date when the circumstances giving rise to the adjustment occurred give written notice thereof, by first-class mail, postage prepaid, addressed to the Payee, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.
No Waiver of Payee’s Rights. All payments of principal and interest shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right. Maker hereby waives presentment of payment, protest, and all notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

5.	Modifications. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

6.
Cumulative Rights and Remedies. The rights and remedies of Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available under this Note, or applicable law (including at equity). The election of Payee to avail itself of any one or more remedies shall not be a bar to any other available remedies, which Maker agrees Payee may take from time to time.

7.
Collection Expenses. If Payee shall commence an action or proceeding to enforce this Note, then Maker shall reimburse Payee for its costs of collection and reasonable attorneys’ fees incurred with the investigation, preparation and prosecution of such action or proceeding.

8.
Severability. If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

9.
Successors and Assigns. This Note shall be binding upon Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns. The term “Payee” as used herein, shall also include any endorsee, assignee or other holder of this Note.

10.
Lost or Stolen Note. If this Note is lost, stolen, mutilated or otherwise destroyed, Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note. In such event, Maker may require the Payee to deliver to Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

11.
Governing Law; Dispute Resolution. This Note shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles. Any judicial action to enforce any right of any party under this Note may be brought and maintained, subject to Section 5.8 of the Purchase Agreement (which is incorporated herein by this reference), in Minnesota state or federal courts. Accordingly, the parties hereby submit to the process, jurisdiction and venue of any such court. Each party hereby waives, and agrees not to assert, any claim that it is not personally subject to the jurisdiction of the foregoing courts in the State of Minnesota or that any action or other proceeding brought in compliance with this Section is brought in an inconvenient forum.

13.
Notice. Any and all notices or other communications or deliveries to be provided by the Payee hereunder shall be in writing and delivered in accordance with the provisions of Section 5.6 of the Purchase Agreement.

14.	Subordination. By accepting this Note, the Payee agrees to the subordination of this Note and the Company’s obligations hereunder, pursuant to the following paragraphs:

(a)
THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS JUNIOR AND SUBORDINATE TO ANY “SENIOR INDEBTEDNESS” (AS DEFINED BELOW) OF THE COMPANY OF EVERY TYPE AND DESCRIPTION WHICH THE COMPANY MAY NOW OR AT ANY TIME HEREAFTER OWE (EXPRESSLY INCLUDING COSTS OF COLLECTION AND ATTORNEYS’ FEES), WHETHER SUCH INDEBTEDNESS NOW EXISTS OR IS HEREAFTER CREATED OR INCURRED, AND WHETHER SUCH INDEBTEDNESS IS FIXED OR CONTINGENT, LIQUIDATED OR UNLIQUIDATED.

(b)
For all purposes of this Note, the term “Senior Indebtedness” means indebtedness of the Company under those certain Variable Rate Convertible Debentures dated as of August 18, 2006, in aggregate principal amount of $8,242,548.70. The term “Senior Lenders” means the holders of Senior Indebtedness.

(c)
Without the prior written consent of the Senior Lenders, which consent the Senior Lenders may withhold for any reason or no reason, the Payee will not demand, receive or accept any principal payment from the Company in respect of this Note if, as a result of such payment, any default either then exists or with the giving of notice or the passage of time would exist under the Senior Indebtedness (other than any default created solely by the issuance of this Note or the Interest Shares, as defined in the Purchase Agreement).

(d)
In the event that the Payee shall receive any payment on this Note which the Payee is not entitled to receive under the provisions of the foregoing subparagraph (c), the Payee will hold the amount so received in trust for Senior Lenders and will forthwith turn over such payment to the Senior Lenders in the form received (except for the endorsement of the Payee, where necessary) for application against the then-existing Senior Indebtedness (whether due or not due), pro rata among the Senior Lenders. In the event of the failure of the Payee to make any endorsement required under this Section 14, any and all Senior Lenders, or any of its officers or employees on behalf of such Senior Lender(s), are hereby irrevocably appointed as attorney(s)-in-fact for the Payee to make the same in the Payee’s name.

(e)
The Payee will not commence any action or proceeding against the Company to recover all or any part of the unpaid principal amount of this Note, or join with any creditor (unless all Senior Lenders shall so join) in bringing any proceedings against the Company under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of the federal or any state government, unless and until the then-existing Senior Indebtedness has been paid in full.

(f)
In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy laws, the sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets or liabilities of the Company, the Payee will file all claims, proofs of claim or other instruments of similar character necessary to enforce the obligations of the Company in respect of this Note and will hold in trust for the Senior Lenders and promptly pay over to such Senior Lenders in the form received (except for the endorsement of the Payee, where necessary) for application against the then-existing Senior Indebtedness (whether due or not due), held pro rata by the Senior Lenders, any and all monies, dividends or other assets received in any such proceedings on account of this Note, unless and until the then-existing Senior Indebtedness has been paid in full. In the event that the Payee shall fail to take any such action, any Senior Lender, as attorney-in-fact for the Payee, may take such action on behalf of the Payee. Accordingly, the Payee hereby irrevocably appoints any and all Senior Lenders, or any of its officers or employees on behalf of such Senior Lender(s), as attorney(s)-in-fact for the Payee with the right (but not the duty) to demand, sue for, collect and receive any and all such monies, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character, and to take such other proceedings in the Senior Lenders’ own name or in the name of the Payee as such Senior Lenders may deem necessary or advisable for the enforcement of the agreements contained herein; and the Payee will execute and deliver to any and all Senior Lenders such other and further powers of attorney or instruments as such Senior Lenders may request in order to accomplish the foregoing.

(g)
This Section 14 shall constitute a continuing agreement of subordination, and the Senior Lenders may continue, without notice to or consent by the Payee, to extend or renew any such Senior Indebtedness, and as to all such Senior Indebtedness and extensions or renewals thereof, this Section 14 shall continue effective until the same have been fully paid together with interest thereon.

(h)
The Senior Lenders collectively, and any particular Senior Lender, may, at any time and from time to time, without the consent of or notice to the Payee, without incurring responsibility to the Payee, and without impairing or releasing any of its rights or any of the obligations of the Payee hereunder: (i) change the interest rate or change the amount of payment or extend the time of payment or renew or otherwise alter the terms of any Senior Indebtedness or any instrument evidencing the same in any manner; (ii) release anyone liable in any matter for the payment or collection of the Senior Indebtedness or any part thereof; (iii) exercise or refrain from exercising any right against the Company or others (including the Payee); and (iv) apply any sums received by such Senior Lender(s), by whomsoever paid and however realized, to Senior Indebtedness in such manner as the Senior Lender(s) shall deem appropriate.

(i)
No waiver shall be deemed to be made by any Senior Lender of any of its rights hereunder unless the same shall be in writing and signed on behalf of such Senior Lender; and each such waiver, if any, shall be a waiver only with respect to the specific matter or matters to which the waiver expressly relates, and shall in no way impair the rights of that Senior Lender or the obligations of the Payee to such Senior Lender in any other respect at any other time.

(j)
This Section 14 and every part hereof shall be binding upon the Payee and upon the heirs, legal representatives, successors and assigns of the Payee. Each Senior Lender is a third-party beneficiary to the provisions of this Section 14, and this Section 14 is enforceable against the Payee by each Senior Lender and each of its participants, successors and assigns. Notice of acceptance by the Senior Lenders of the terms set forth in this Section 14, and of any reliance by such Senior Lenders upon the subordination herein contained, is hereby waived by the Payee.

In Witness Whereof, the undersigned signs this Note as and on behalf of the “Maker” and not as a surety or guarantor or in any other capacity.

SPECTRE GAMING, INC.:

Kevin M. Greer
Chief Financial Officer